Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 1, 2011, relating to the financial statements and financial statement schedule of Dean Foods Company and subsidiaries (the “Company), (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of the provisions of new Accounting Standards relating to “Business Combinations” in 2009), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Dean Foods Company and subsidiaries for the year ended December 31, 2010.

Dallas, Texas

December 9, 2011